Exhibit 10.2
ADVISOR AGREEMENT
This Advisor Agreement (“Advisor Agreement”) is made as of May 9, 2022, by and between Olo Inc. (hereafter “Olo” or the “Company”) and Marty Hahnfeld (hereafter “Advisor”). Collectively, the Company and Advisor are referred to herein as the “Parties.”
WITNESSETH

WHEREAS, pursuant to the Separation Agreement and Release, by and between the Company and Advisor, dated May 9, 2022 (the “Separation Agreement”), Employee will no longer be employed by the Company;

WHEREAS, the Company desires to retain Advisor to provide advisory and consulting services on an independent contractor basis; and

WHEREAS, to avoid any confusion as to Advisor’s employment status during the performance of his activity, the Parties desire to set forth in writing the terms and conditions under which Advisor is to perform services.

NOW, THEREFORE, the Parties agree that in exchange for the compensation described herein, the Company and Advisor agree to the following independent contractor terms:
1.TERM OF AGREEMENT
1.1.This Advisor Agreement shall be effective July 1, 2022; provided that, the Separation Agreement is executed and not revoked.
1.2.Absent an effective written extension wherein reference is made to this Advisor Agreement, or an earlier termination pursuant to this section, this Advisor Agreement will automatically terminate on December 31, 2022.
1.3.Notwithstanding the foregoing, during the term of this Advisor Agreement, Advisor may terminate this Advisor Agreement for any or no reason by giving thirty (30) days written notice to the Company; provided that, if Advisor gives notice to the Company, the Company may unilaterally waive the notice period in its sole discretion.
1.4.Notwithstanding the foregoing, the Company may terminate this Advisor Agreement for Cause by giving Advisor thirty (30) days written notice. Such notice must specify the basis for termination and allow Advisor ten (10) days to address the deficiency to the satisfaction of the Company. Cause for purposes of this Advisor Agreement includes the Company’s reasonable conclusion that Advisor has: (i) materially breached any term of the Advisor Agreement; (ii) failed to perform the duties which Advisor is required to perform under the terms of the Advisor Agreement; or (iii) committed acts of dishonesty, fraud or misrepresentation in the performance of Advisor’s duties.
1.5.In the event Advisor accepts a position with another company (whether acting as an employee, independent contractor, director or in any other role), Advisor shall provide written notice to the Company within five (5) days of accepting such position.
2. ADVISOR DUTIES. Attached hereto as Schedule A is a description of the Advisor services to be provided by Advisor pursuant to the terms of this Advisor Agreement.
3.COMPENSATION

3.1.Attached hereto as Schedule B is a description of the compensation terms for all services to be performed by Advisor pursuant to this Advisor Agreement.
4.EXPENSE, TAX AND INSURANCE OBLIGATIONS
4.1.Advisor shall be responsible for all expenses related to the performance of services under this Advisor Agreement, including all travel-related expenses (e.g., air travel, mileage, meals, lodging) and business supplies/equipment (e.g., computer(s), cell phone(s), Internet service, business cards).
4.2.Advisor shall also be responsible for all federal, state, and local income tax payments, including self-employment taxes, related to compensation paid pursuant to Schedule B for services provided by Advisor and any workers hired and utilized by Advisor. Advisor acknowledges that because he is being retained as an independent contractor, the Company will not make any payroll withholdings for amounts paid or accrued pursuant to Schedule B.
4.3.Advisor acknowledges his responsibility to maintain at his own cost all required insurance related to the performance of services under this Advisor Agreement, including any necessary workers’ compensation or unemployment insurance.
5.CONFIRMATION OF INDEPENDENT CONTRACTOR STATUS
5.1.Advisor and Company acknowledge and agree that Advisor is being retained as an independent contractor. Advisor expressly acknowledges that during the term of this Advisor Agreement, he will not be an employee of the Company with respect to the duties outlined in Schedule A. Advisor shall act in accordance with this status and shall not hold himself out as an employee of the Company with respect to his advisor services. Advisor shall not be entitled to any benefits afforded to Company’s employees by virtue of this contractor relationship, including health insurance, workers’ compensation, disability insurance, pension benefits, vacation, or sick pay. To the extent Advisor is provided with any or all such benefits pursuant to a collateral employment relationship, any such benefits shall cease upon the cessation of that employment relationship.
5.2.Advisor will determine the method, details, and means of performing the services described in Schedule A. With the exception of compliance with legal requirements, customer specifications, and generally ethical business practices, the Company understands and agrees that it retains no right to control the Advisor, Advisor’s agents, employees, or assistants in the performance of the services described in Schedule A.
5.3.The Company acknowledges and understands that during the term of this Advisor Agreement, Advisor may contract with other entities to perform similar Advisor services, so long as such activity is consistent with his confidentiality, non-competition, and non-solicitation obligations outlined below. Specifically, and without limiting the scope of any other provision of this Advisor Agreement, the Parties acknowledge that during the term of this Advisor Agreement, Advisor is prohibited from offering advisor services related to any company that competes with the Company.
5.4.The Company also acknowledges that Advisor has the right to hire or retain others to perform services contemplated by this Advisor Agreement. In the event Advisor retains others to perform such services, he shall promptly disclose that fact to the Company. Advisor also acknowledges that such individuals shall not be employees of the Company, unless approved in writing by the Company. Advisor agrees to indemnify and hold harmless the Company against any loss or damages, including attorney fees, resulting from Advisor’s decision to employ or retain others to provide services under this Advisor Agreement.

6.ADVISOR’S REPRESENTATIONS AND INDEMNITIES
6.1.Advisor represents that he is fully authorized to enter into and to perform under this Advisor Agreement without conflicting with any of Advisor’s other commitments, agreements, or understandings.
6.2.Advisor shall and does hereby indemnify, defend, and hold harmless the Company, and the Company’s officers, directors, employees and shareholders from and against any and all claims for damages for personal injury or property damages, or any other claims, demands, damages, costs or expenses, including attorney fees and costs, that Company may incur or suffer as a result of Advisor’s performance of services under this Advisor Agreement.
6.3.Advisor further acknowledges that the Company will not carry general liability insurance to cover losses relating to any alleged negligent acts committed by Advisor or Advisor’s employees or agents during the performance of the services described in Schedule A. Advisor agrees that he is responsible for obtaining at his own expense all required insurance policies with respect to the services described in Schedule A.
7.CONFIDENTIALITY PROVISIONS
7.1.Advisor acknowledges the Company is engaged in a highly competitive business and that the Company has expended considerable time, money and effort in the development of proprietary confidential information that is vital to its continued success and profitability. Advisor has and will continue to be enabled to acquire confidential business information about the Company and its actual and prospective customers. Advisor further agrees that the Company has taken reasonable measures to protect the same, and that the confidentiality provisions of this Advisor Agreement are a reasonable means through which the Company can protect such interests with regard to Advisor.
7.2.As used in this Advisor Agreement, the term Confidential Information means: (a) proprietary or trade secret information of the Company; (b) information marked or designated by the Company as confidential; (c) information, whether or not in written form and whether or not designated as confidential, that is known to Advisor as being treated by the Company as confidential; (d) information, whether or not in written form and whether or not designated as confidential, that Advisor should reasonably recognize as being treated by the Company as confidential; and (e) information provided to the Company by third parties that the Company is obligated to keep confidential. Advisor understands that Confidential Information includes, but is not limited to: (a) information regarding the Company’s sales and marketing strategies; (b) the identity, history, needs, contracts, profitability and preferences of the Company’s customers and prospective customers; (c) customer lists; and (d) other financial and technical information relating to the Company’s business. The Company acknowledges the notion of Confidential Information does not include any of the foregoing items which have become publicly known and generally available through no wrongful act of Advisor or others who were under confidentiality obligations as to the item or items involved. Notwithstanding the foregoing, the Parties acknowledge Confidential Information may include unique aggregations of otherwise publicly known or generally available information developed by the Company.
7.3.Advisor agrees not to disclose Confidential Information, directly or indirectly, to any third person without the express written consent of the Company at any time following the effective date of this Advisor Agreement, except where such disclosure is necessary for the performance of Advisor’s activities on behalf of the Company. Advisor further represents that prior to the effective date of this Advisor Agreement, Advisor has not disclosed Confidential Information to any third person except in circumstances where such disclosure was necessary for the performance of Advisor’s activities on behalf of the Company.

7.4.Advisor agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information following the cessation of this Advisor Agreement, except in circumstances where such disclosure is necessary for the performance of Advisor’s activities on behalf of the Company.
7.5.On termination of this Advisor Agreement, Advisor will: (1) promptly return to the Company (or destroy if specifically requested and authorized by the Company in writing) all documents and materials in any form, including electronic, in Advisor’s possession, custody or control which contain or reference Confidential Information; and, thereafter (2) certify under oath to the Company if requested that Advisor does not possess any documents or materials containing or referencing Confidential Information and that Advisor has not transmitted the same to any third party.
8.RESTRICTIVE COVENANTS
8.1.Advisor and Company agree that in order to protect and preserve the good will and other value of the Company following the execution of this Advisor Agreement, it is necessary for Advisor’s activities to be reasonably restricted during and following the termination of this Advisor Agreement. As such, the Parties agree to the following restrictive covenants:
8.1.1.Non-Competition. During the effective period of this Advisor Agreement, Advisor shall not, directly or indirectly, as an individual, owner, manager, contractor, consultant, or employee, provide the same or similar services as those outlined in Schedule A to any person or business entity that competes, directly or indirectly, with Company. Advisor acknowledges this non-competition provision is executed as part of a valid independent contractor relationship.
8.1.2.Customer Non-Solicitation. During the effective period of this Advisor Agreement, Advisor shall not, directly or indirectly, as an individual, owner, manager, contractor, consultant, or employee, solicit, divert or take away or attempt to solicit, divert or take away any customer of the Company with whom Advisor had contact, or about whom Advisor gained the Company’s Confidential Information, during the effective dates of this Advisor Agreement. The Parties agree this customer non-solicitation provision is limited to the goods and services offered by the Company during the effective dates of this Advisor Agreement.
8.1.3.Employee Non-Solicitation. During the effective period of this Advisor Agreement and for a period of twelve (12) months following the termination of this Advisor Agreement, Advisor shall not, directly or indirectly, as an individual, owner, manager, contractor, consultant, or employee, encourage any employee of the Company to leave the employ of the Company, or to otherwise alter the nature of any employment relationship with the Company.
8.2.Advisor has carefully read and considered the non-compete and non-solicitation provisions set forth above and agrees they are fair, reasonable and reasonably required to protect the Company’s protectable business interests.
8.3.If any part of the non-compete or non-solicitation clauses are found by a court to be unreasonable or otherwise unenforceable, any such portion shall nevertheless be enforced to the greatest extent such court shall deem reasonable, and, in such event, it is the Parties’ intention that the court reform such portion in order to make it enforceable. In the event of such judicial reformation, the Parties agree to be bound by the confidentiality, non-compete and non-solicitation provisions as reformed in the same manner and to the same extent as if they had agreed to such reformed agreement in the first instance.

8.4.In the event that Advisor breaches any provision of the non-solicitation provision set forth above, the corresponding restrictive period shall be tolled and suspended during any period of Advisor’s breach.
9.INJUNCTIVE RELIEF. Advisor agrees that if he violates the confidentiality, non-compete or non-solicitation provisions set forth above, the Company will suffer irreparable harm, for which money damages would not fully compensate the Company. Advisor agrees that temporary, preliminary and permanent injunctions are appropriate remedies for a breach or threatened breach of the confidentiality, non-compete or non-solicitation provisions set forth above and that these remedies shall be in addition to, and not in limitation of, any other rights or remedies to which the Company is or may be entitled. Advisor further agrees that in the event a court issues a temporary or preliminary injunction, the Company shall not be required to post a bond.
10.GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict or choice of law provisions. If any provision of this Advisor Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the Parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Advisor Agreement legal and enforceable. If any provision of this Advisor Agreement cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Advisor Agreement in full force and effect.
11.ENTIRE AGREEMENT. This Advisor Agreement expresses, embodies, and supersedes all previous understandings and agreements, whether written or oral, between the Parties with respect to the subject matter hereof and fully and finally sets forth the entire agreement between the Parties hereto with respect to Advisor providing advisor services to the Company; provided that the Separation Agreement and all agreements and obligations preserved therein remain in full force and effect. Notwithstanding the foregoing, the Parties acknowledge that Advisor previously performed services for the Company as an employee and in that capacity was subject to certain employment-related obligations regarding confidentiality, non-solicitation, and non-competition. The Parties hereby agree that nothing contained in this Advisor Agreement is intended to, or shall, supersede or limit in any way such employment-related obligations with respect to confidentiality, non-solicitation, and non-competition, all of which remain in full force and effect. This Advisor Agreement may not be modified, altered or changed except upon express written consent of both Parties, wherein specific reference is made to this Advisor Agreement.
12.BINDING EFFECT. This Advisor Agreement shall be binding upon Advisor, Advisor’s heirs, executors and administrators, and upon the Company and its successors and assigns, and shall inure to the benefit of the Company, and its successors and assigns. This Advisor Agreement may not be assigned by Advisor. This Advisor Agreement may be enforced by the Company’s successors and assigns.
13.AVAILABLE REMEDIES. In addition to any other remedies available under this Advisor Agreement, or pursuant to applicable law, the Parties agree that should either Party be compelled to commence legal action because of a suspected violation of this Advisor Agreement, the prevailing party to any such action shall be entitled to an award of its attorneys’ fees and costs, including expert costs, through and including any appeal(s).
14.NON-WAIVER. The failure of either the Company or Advisor to exercise in any instance any right under this Advisor Agreement shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver must be in writing and signed by the party against whom a waiver is alleged.

15.CONSTRUCTION. The headings contained in this Advisor Agreement are for convenience only and do not constitute part of and shall not be used to interpret this Advisor Agreement. The language in all parts of this Advisor Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Advisor because that party or that party’s legal representative drafted it.
16.COUNTERPARTS. This Advisor Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement. This Advisor Agreement will not become enforceable until executed by the Company.
17.NOTICE. Any notice required to be given by this Advisor Agreement, including the cancellation provisions of Section 1, shall be in writing and personally delivered, sent via First Class U.S. Mail to the addresses set forth below, or sent by email. Delivery shall be deemed complete at the time of personal delivery or upon the deposit of mailing.
For Advisor:
Marty Hahnfeld
[***]

For the Company:
Olo Inc.
Attn: Olo Legal
285 Fulton Street, 82nd Floor
New York, NY 10007

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Advisor and Company have executed this Advisor Agreement:
Marty Hahnfeld                     OLO INC.

/s/ Marty Hahnfeld______________            /s/ Noah H. Glass________________
By:    Marty Hahnfeld                By:     Noah H. Glass
Date:     May 9, 2022                 Date:     May 9, 2022

Schedule A
The advisor services to be provided by Advisor shall include the provision of advice on Company strategy and initiatives, working with Noah Glass, Nithya Das and the Chief Revenue Officer. Prior to the start of each month of the term of this Advisor Agreement, Advisor shall provide Company with hours of availability to be mutually agreed upon in good faith between both parties.

Schedule B
Pursuant to the terms of the Separation Agreement and Release, by and between the Company and Advisor, dated May 9, 2022, all existing unvested RSU awards and stock option grants (“Equity Awards”) which have previously been awarded to Advisor prior to the effective date of this Advisor Agreement shall continue vesting for the duration of the term of this Advisor Agreement. Upon termination of this Advisor Agreement for any reason, such Equity Awards shall cease vesting. The foregoing shall be the sole compensation provided to the Advisor in connection with the advisor services.